Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Amendments to Financing Agreement
Increases Credit Availability And Financial Flexibility

GRAND RAPIDS, MICHIGAN-April 5, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has completed an amendment to its existing Senior Secured Credit Facility.

The credit agreement amendment extends the term for an additional two years through December 2012. Additionally, approximately $15 million of availability under a Term B loan was added and is included as part of the total $225 million credit facility, which may be drawn upon at Spartan's option. Including the Term B loan, the Company currently has approximately $90 million available under its existing Senior Secured Credit Facility. Subject to final appraisals, the Company expects to increase the availability under the credit agreement by an additional $10 million to $15 million. Also, at its option, the Company may increase the size of the facility to up to $275 million through the addition of new lenders. Advances from any additional lenders are subject to the Company generating asset levels sufficient to support the increased borrowings.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects", or that a particular occurrence "may" be the result or occur or will "continue"; or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our future interest expense and fee amortization may differ from current expectations depending upon, among other factors, the amount of borrowings, changes in our borrowing arrangements and agreements, and changes in the interest rate environment. The availability of our credit facility depends on compliance with the terms of the credit facility. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.